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                                                                    Exhibit 99.3



                               CCSB Financial Corp
                          Proposed Holding Company for
                    Clay County Savings and Loan Association
                                Liberty, Missouri

                          Proposed Marketing Materials





                          Prepared by: John Andrew Hitt
                               Trident Securities

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                               Marketing Materials
                               CCSB Financial Corp
                                Liberty, Missouri

                                Table of Contents


I.           Press Releases
             A.     Explanation
             B.     Schedule
             C.     Distribution List
             D.     Press Release Examples

II.          Advertisements
             A.     Explanation
             B.     Schedule
             C.     Advertisement Examples

III.         Question and Answer Brochure

IV.          Letters

V.           Proxy Reminder
             A.     Explanation
             B.     Example

VI.          Subscription Rights Notice
             A.     Explanation
             B.     Example

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                                I. Press Releases


A.       Explanation

         In an effort to assure that all customers receive prompt accurate information in a simultaneous manner, Trident advises Clay County Savings to forward press releases to area newspapers, radio stations, etc. at various points during the conversion process.

         Only press releases approved by Conversion Counsel and the OTS will be forwarded for publication in any manner.

B.       Schedule

         1.     OTS Approval of Conversion

         2.     Close of Stock Offering

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                              C. Distribution List

                           National Distribution List
                           --------------------------


National Thrift News                          Wall Street Journal
--------------------                          -------------------
212 West 35th Street                          World Financial Center
13th Floor                                    200 Liberty
New York, New York 10001                      New York, NY 10004
Richard Chang

American Banker                               SNL Securities
---------------                               --------------
One State Street Plaza                        Post Office Box 2124
New York, New York 10004                      Charlottesville, Virginia 22902
Michael Weinstein

Barrons                                       Investors Business Daily
-------                                       ------------------------
Dow Jones & Savings Bank                      12655 Beatrice Street
Barrons Statistical Information               Post Office Box 661750
200 Burnett Road                              Los Angeles, California 90066
Chicopee, Massachusetts 01020

New York Times
--------------
229 West 43rd Street
New York, NY 10036




                             Local Distribution List
                             -----------------------


All local news and trade publications

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D.       Press Release Examples
         PRESS RELEASE                        FOR IMMEDIATE RELEASE
                                              For More Information Contact:
                                              John R. Davis, President and CEO
                                              (816) 781-4500

                    CLAY COUNTY SAVINGS AND LOAN ASSOCIATION

                       CONVERSION TO STOCK FORM APPROVED

         Liberty, Missouri (_____, 20021) - John R. Davis, President and CEO of Clay County Savings and Loan Association ("Clay County Savings"), Liberty, Missouri announced today that Clay County Savings has received approval from the Office of Thrift Supervision to convert from a federally-chartered mutual savings association to a federally-chartered stock savings bank. In connection with the Conversion, Clay County Savings has formed a holding company, CCSB Financial Corp ("CCSB Financial Corp"), to hold all of its outstanding capital stock.

         CCSB Financial Corp is offering up to 851,000 shares of its common stock, subject to adjustment, at a price of $10.00 per share. Certain depositors of Clay County Savings will have an opportunity to subscribe for stock in a Subscription Offering that closes at 12:00 noon on ___________. Shares that are not subscribed for during the Subscription Offering may be offered subsequently to the general public in a Direct Community Offering, with first preference given to natural persons and trusts of natural persons residing in Clay County, Missouri. The Subscription Offering, and the Community Offering, if conducted, will be managed by Trident Securities of Raleigh, North Carolina. Copies of the Prospectus relating to the offerings and describing the Plan of Conversion will be mailed on or about __________, 2002.

         As a result of the Conversion, Clay County Savings will be structured in the stock form and will be a wholly-owned subsidiary of CCSB Financial Corp. According to Mr. Davis, "Our day to day operations will not change as a result of the Conversion and deposits will continue to be insured

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by the FDIC up to the applicable legal limits."

         Customers with questions concerning the stock offering should call Clay County Savings' Stock Information Center at ___________________, or visit Clay County Savings' office.

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PRESS RELEASE #2                               FOR IMMEDIATE RELEASE
                                               ---------------------
                                               For More Information Contact:
                                               John R. Davis, President and CEO
                                               (816) 781-4500

              CCSB FINANCIAL CORP COMPLETES INITIAL PUBLIC OFFERING

         Liberty, Missouri - (______, 2002) John R. Davis, President and CEO of Clay County Savings and Loan Association ("Clay County Savings"), announced today that CCSB Financial Corp ("CCSB Financial Corp") the proposed holding company for Clay County Savings, has completed its initial stock offering in connection with Clay County Savings' conversion from a mutual to a stock organization. A total of _______ shares were sold at the price of $10.00 per share.

         On ________________, Clay County Savings' Plan of Conversion was approved by its voting members at a special meeting.

         Mr. Davis said that the officers and boards of directors of CCSB Financial Corp and Clay County Savings wished to express their thanks for the response to the stock offering and that Clay County Savings looks forward to serving the needs of its customers and new stockholders as a community-based stock institution. The stock will commence trading the OTC Electronic Bulletin Board under the symbol "____". Trident Securities of Raleigh, North Carolina managed the stock offering.

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                               II. Advertisements

A.       Explanation

         The intended use of the attached advertisement "A" is to notify Clay County Savings' customers and members of the local community that the conversion offering is underway.

         The intended use of advertisement "B" is to remind Clay County Savings' customers of the closing date of the Subscription Offering.

B.       Media Schedule

         1. Advertisement A - To be run immediately following OTS approval and possibly run weekly for the first three weeks.
         2. Advertisement B - To be run during the last week of the subscription offering.


         Trident may feel it is necessary to run more ads in order to remind customers of the close of the Subscription Offering, and the Community Offering, if conducted.

         Alternatively, Trident may, depending upon the response from the customer base, choose to run fewer ads or no ads at all.

         These ads will run in the local newspapers.

         The ad size will be as shown or smaller.

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    This is neither an offer to sell nor a solicitation of an offer to buy the stock of CCSB Financial Corp. The offer is made only through the prospectus. There shall be no offer in any state where such offer or solicitation of an offer to buy CCSB Financial Corp stock would be unlawful. The shares of CCSB Financial Corp common stock are not deposits or savings accounts and will not be insured by the FDIC or any other governmental agency.

New Issue                                               ________________, 2002



                                 851,000 Shares


                     These shares are being offered pursuant
                        to the Plan of Conversion whereby


                    Clay County Savings and Loan Association



        Liberty, Missouri, will convert from a federally-chartered mutual savings association to a federally-chartered stock savings bank and become a wholly owned subsidiary of


                               CCSB Financial Corp

                                  Common Stock

                                 ---------------

                             Price $10.00 Per Share

                                 ---------------


                               Trident Securities


                For a copy of the prospectus call _____________.

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Advertisement (B)


                    CLAY COUNTY SAVINGS AND LOAN ASSOCIATION

                       _________, 2002 IS THE DEADLINE TO
                   SUBSCRIBE FOR STOCK OF CCSB FINANCIAL CORP

              Customers of Clay County Savings and Loan Association
      have the opportunity to invest in Clay County Savings by subscribing for common stock in its proposed holding company.

                               CCSB FINANCIAL CORP

                  A Prospectus relating to these securities is
                available at our Stock Information Center located at our main office. The telephone number for the
                   Stock Information Center is _____________.


This is neither an offer to sell nor a solicitation of an offer to buy the stock of CCSB Financial Corp. The offer is made only through the prospectus. There shall be no offer in any state where such offer or solicitation of an offer to buy CCSB Financial Corp stock would be unlawful. The shares of CCSB Financial Corp common stock are not deposits or savings accounts and will not be insured by the FDIC or any other governmental agency.

                        III. Question and Answer Brochure

A.       Explanation

         The Question and Answer brochure is an essential marketing piece in any conversion. It serves two purposes: a) to answer specifically some of the most commonly asked questions; and b) to highlight in brochure form the intended stock purchases of Clay County Savings' officers and directors shown in the Prospectus. Although most of the answers are taken verbatim from the Prospectus, it saves the individual from searching for the answer to a simple question.

B.       Method of Distribution

         There are three primary methods of distribution of the Question and Answer brochure. However, regardless of the method the brochures must always be accompanied by a Prospectus.

         1. A Question and Answer brochure is sent out in the initial mailing to all members of Clay County Savings.
         2. Question and Answer brochures are available in Clay County Savings' Stock Information Center.
         3. Question and Answer brochures are sent out in a standard information packet to all interested investors who phone the Stock Information Center requesting information.


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                              QUESTIONS AND ANSWERS
                                    REGARDING
                             THE PLAN OF CONVERSION

In August, 2002 the Board of Directors of Clay County Savings and Loan Association ("Clay County Savings") unanimously adopted the Plan of Conversion, pursuant to which Clay County Savings will convert from a federally-chartered mutual savings association to a federally-chartered stock savings bank (the "Conversion"). In addition, all of Clay County Savings' outstanding capital stock will be issued to CCSB Financial Corp ("CCSB Financial Corp"), which Clay County Savings organized to be its holding company.

This brochure is provided to answer general questions you might have about the Conversion. Following the Conversion, Clay County Savings will continue to provide financial services to its depositors, borrowers and other customers as it has in the past and will operate with its existing management and employees. The Conversion will not affect the terms, balances, interest rates or existing federal insurance coverage on Clay County Savings' deposits or the terms or conditions of any loans to existing borrowers under their individual contract arrangements with Clay County Savings.

For complete information regarding the Conversion, see both the Prospectus and the Proxy Statement dated ___________. Copies of each of the Prospectus and the Proxy Statement may be obtained by calling the Stock Information Center at
_____________.

         This is neither an offer to sell nor a solicitation of an offer to buy the stock of CCSB Financial Corp. The offer is made only through the prospectus. There shall be no offer in any state where such offer or solicitation of an offer to buy CCSB Financial Corp stock would be unlawful. The shares of CCSB Financial Corp common stock are not deposits or savings accounts and will not be insured by the FDIC or any other governmental agency.

                              QUESTIONS AND ANSWERS

                               CCSB Financial Corp
                        (the proposed holding company for
                    Clay County Savings and Loan Association)

                           MUTUAL TO STOCK CONVERSION

1.       Q.       What is a "Conversion"?
         A.       Conversion is a change in the legal form of organization. Clay
                  County Savings currently operates as a federally-chartered mutual savings association with no stockholders. Through the Conversion, Clay County Savings will become a federally-chartered stock savings bank, and the stock of its holding company, CCSB Financial Corp, will be held by those individuals who purchase stock in the Subscription and Community Offerings or in the open market following the offerings.

2.       Q.       Why is Clay County Savings converting?
         A.       Clay County Savings, as a mutual savings bank, does not have stockholders and has no authority to issue capital stock. By converting to the stock form of organization, Clay County
                  Savings will be structured in the form used by commercial banks, most business entities and a growing number of savings institutions. The Conversion will be important to the future growth and performance of Clay County Savings by providing a larger capital base from which Clay County Savings may operate, the ability to attract and retain qualified management through stock-based employee benefit plans, enhanced ability to diversify into other financial services related activities and expanded ability to render services to the public.

                  The Board of Directors and management of Clay County Savings believe that the stock form of organization is preferable to the mutual form of organization for a financial institution. In fact, there has been a significant decline in the number of mutual thrifts from over 12,500 mutual institutions at their height in the late 1920's to fewer than 800 mutual thrifts today.

                  Clay County Savings believes that converting to the stock form of organization will allow Clay County Savings to more effectively compete with local community banks, thrifts, and with statewide and regional banks, which are in stock form. Clay County Savings believes that by combining its existing quality service and products with a local ownership base, Clay County Savings' customers and community members who become stockholders will be inclined to do more business with Clay County Savings.

                     Furthermore, because Clay County Savings competes with
                  local and regional banks not only for customers, but also for employees, it believes that the stock form of organization will better afford Clay County Savings the opportunity to attract and retain employees, management and directors through various stock benefit plans which are not available to mutual savings institutions.

3.       Q.       Is the Conversion beneficial to the communities that Clay
                  County Savings serves?
         A.       Management believes that the structure of the Subscription and
                  Community Offerings is in the best interest of the communities that Clay County Savings serves because following the Conversion it is anticipated that a significant portion of the common stock of CCSB Financial Corp will be owned by local residents desiring to share in the ownership of a local community financial institution. Management desires that a significant portion of the shares of common stock sold in the Offerings will be sold to residents of Clay County, Missouri.

4.       Q.       What effect will the Conversion have on deposit accounts and loans?
         A.       Terms and balances of accounts in Clay County Savings and
                  interest rates paid on such accounts will not be affected by the Conversion. Insurable accounts will continue to be insured by the Federal Deposit Insurance Corporation ("FDIC") up to the maximum amount permitted by law. The Conversion also will not affect the terms or conditions of any loans to existing borrowers or the rights and obligations of these borrowers under their individual contractual arrangements with Clay
                  County Savings.

5.       Q.       Will the Conversion cause any changes in Clay County Savings'
                  personnel?
         A.       No. Both before and after the Conversion, Clay County Savings'
                  business of accepting deposits, making loans and providing financial services will continue without interruption with the same board of directors, management and staff.

6.       Q.       What approvals must be received before the Conversion becomes effective?
         A.       First, the Board of Directors of Clay County Savings must
                  adopt the Plan of Conversion, which occurred in August, 2002.
                  Second, the Office of Thrift Supervision must approve the applications required to effect the Conversion. These approvals have been obtained. Third, the Plan of Conversion must be approved by a majority of all votes eligible to be cast by Clay County Savings' voting members. A Special Meeting of voting members will be held on ______________ to consider and vote upon the Plan of Conversion.

                               CCSB FINANCIAL CORP
7.       Q.       What is a holding company?
         A.       A holding company is a business entity that owns another
                  entity. Concurrent with the Conversion, Clay County Savings will become a subsidiary of CCSB Financial Corp, a holding company Clay County Savings formed to hold all of its outstanding capital stock.

8.       Q.       If I decide to buy stock in this offering, will I own stock in
                  CCSB Financial Corp or Clay County Savings?

         A. You will own stock in CCSB Financial Corp. However, CCSB Financial Corp, as a holding company, will own all of the outstanding capital stock of Clay County Savings.


9.       Q.       Why did the Board of Directors form CCSB Financial Corp?
         A.       The Board of Directors believes that the Conversion of Clay
                  County Savings and the formation of CCSB Financial Corp will result in a stronger financial institution with the ability to provide additional flexibility to diversify Clay County
                  Savings' business activities.

                          ABOUT BECOMING A STOCKHOLDER

10.      Q.       What are the Subscription and Community  Offerings?
         A.       Under the Plan of Conversion, CCSB Financial Corp is offering shares of stock in the Subscription Offering, to certain current and former customers of Clay County Savings and to Clay County Savings' Employee Stock Ownership Plan ("ESOP").
                  Shares which are not subscribed for in the Subscription
                  Offering, if any, may be offered to the general public in a Community Offering with preference given to natural persons and their trusts who are permanent residents of Clay County, Missouri. These offerings are consistent with the board's objective of Clay County Savings being a locally owned financial institution. The Subscription Offering, and the Community Offering, if conducted, are being managed by Trident
                  Securities.

11.      Q.       Must I pay a commission to buy stock in conjunction with the
                  Subscription Offering or Community Offering?
         A.       No. You will not pay a commission to buy the stock if the
                  stock is subscribed for in the Subscription Offering or the Community Offering, if conducted.

12.      Q.       How many shares of CCSB Financial Corp common stock will be issued in the Conversion?
         A.       It is currently expected that between 629,000 shares and
                  978,650 shares of common stock will be sold at a price of $10.00 per share.

13.      Q.       How was the dollar size of the offering determined?
A.                The aggregate price of the common stock was determined by
                  Ferguson and Company, an independent appraisal firm specializing in the thrift industry, and was approved by the Office of Thrift Supervision. The dollar size of the offering is based on the pro forma market value of Clay County Savings and CCSB Financial Corp, as determined by the independent evaluation.

14.      Q.       Who is entitled to subscribe for stock in the Conversion?
         A.       The shares of CCSB Financial Corp to be issued in the
                  Conversion are being offered in the Subscription Offering to the following categories in order of priority: (i) depositors whose accounts in Clay County Savings total $50.00 or more as of December 30,2000, (ii) the ESOP, (iii) depositors with
                  $50.00 or more on deposit at Clay County Savings as of September 30, 2002, but not otherwise eligible in the first two priority categories, and (iv) depositors of Clay County
                  Savings as of _____,

                  2002, but who are not otherwise eligible in the first three priority categories. All of which is subject to the priorities and purchase limitations set forth in the Plan of Conversion. Common Stock not subscribed for in the Subscription Offering may be offered in the Community Offering to certain members of the general public, with preference given to natural persons and trusts of natural persons residing in Clay County, Missouri.

15.      Q.       Are the subscription rights transferable?
         A.       No. Subscription rights granted to Clay County Savings'
                  depositors and borrowers in the Conversion are not transferable. Persons violating such prohibition, directly or indirectly, may lose their right to subscribe for stock in the Conversion and be subject to other possible sanctions. It is the responsibility of each subscriber who is a depositor and/or borrower to list completely all account numbers for qualifying savings accounts or loans as of the qualifying date on the stock order form.

16.      Q.       What are the minimum and maximum numbers of shares that I can subscribe for in the Conversion?
         A.       The minimum stock purchase is 25 shares or $250.00. The
                  maximum purchase in the Conversion by any person or person exercising rights through one account other than the ESOP, is 10,000 shares or $100,000.00.

17.      Q.       Will the Board of Directors and management of Clay County \
                  Savings subscribe for stock in CCSB Financial Corp?
         A.       Directors and executive officers of Clay County Savings are expected to subscribe for _____ shares. The directors and executive officers will pay the same $10.00 per share price as all other persons who order stock in the Subscription or Community Offerings.

18.      Q.       How do I subscribe for shares of stock?
         A.       To subscribe for shares of stock in the Subscription Offering, you should send or deliver an original stock order form together with full payment (or appropriate instructions for withdrawal from permitted deposit accounts as described below) to Clay County Savings in the postage-paid envelope provided.
                  The stock order form and payment or withdrawal authorization instructions must be received prior to the close of the Subscription Offering, which will terminate at 12:00 noon, Central Time, on ______, 2002, unless extended. Payment for shares may be made by check, money order or account withdrawal. Subscribers who have deposit accounts with Clay
                  County Savings may include instructions on the stock order form requesting withdrawal from such deposit account(s) to subscribe for shares of CCSB Financial Corp. Withdrawals from certificates of deposit may be made without incurring an early withdrawal penalty.


                  If shares remain available for sale after the expiration of the Subscription Offering, they may be offered in the Community Offering, which may commence at any time after the commencement of the Subscription Offering and may terminate at any time without notice, but may not terminate later than _____, 2001. Persons who wish to order stock in the Community Offering should return their stock order form as soon as possible after the Community Offering begins. Members of the general public should contact the Stock Information Center at _____________ for additional information before submitting an order in the Community Offering.

19.  Q.   May I use funds in a retirement account to subscribe for stock?
     A. Yes. If you are interested in using funds held in your retirement account at Clay County Savings, you will need to transfer those funds to a self-directed IRA with the custodian of your choice. This process may be done without an early withdrawal penalty and generally without a negative tax consequence to your retirement account. Due to the additional paperwork involved; however, IRA transfers often require several days to complete. Therefore, the process should be initiated as soon as possible to have the self-directed IRA in place to subscribe for the stock before the offering closes on ______, 2002. Clay County Savings will not be responsible for delays caused by third party brokerage firms which could result in IRA stock orders not meeting the ______, 2001 deadline. For additional information or names of local brokers offering this option, call the Stock Information Center at _____________.

20.  Q.   Will I receive interest on funds I submit for a stock subscription?
     A. Yes. Clay County Savings will pay interest at its passbook savings account rate from the date the funds are received until completion of the stock offering or termination of the Conversion. All funds authorized for withdrawal from deposit accounts with Clay County Savings will continue to earn interest at the contractual rate until the date of the completion of the Conversion.

21.  Q.   May I obtain a loan from Clay County Savings to pay for shares subscribed for in the Conversion?
     A. No. Federal regulations prohibit Clay County Savings from making loans for this purpose. However, federal regulations do not prohibit you from obtaining a loan from another source for the purpose of subscribing for stock in the Conversion.

22.  Q.   If I buy stock in the Conversion, how would I go about buying additional shares or selling shares in the aftermarket?
     A. You would contact a stock broker to buy or sell shares. However, as a newly organized company, CCSB Financial Corp has never issued capital stock, and consequently there is no established market for its common stock at this time. CCSB Financial Corp has requested that Trident Securities make a market for the common stock through the OTC Electronic Bulletin Board. However, it is unlikely that an active trading market for the common stock will develop, and there can be no assurance that the shares of Common Stock being offered in the Conversion can be resold at or above the $10.00 purchase price.

23.  Q.   What is CCSB Financial Corp's dividend policy?
     A. We will not initially pay a cash dividend. Any future payment of dividends will depend upon a number of factors including the net proceeds retained in the conversion investment opportunities, capital requirements, financial conditions, results of operations, tax considerations, regulatory limitations and general economic conditions.

24.  Q.   Will the FDIC insure the shares of CCSB Financial Corp?
     A. No. The shares of CCSB Financial Corp are not savings deposits or savings accounts and are not insured by the FDIC or any other government agency.

25.  Q.   If I subscribe for shares and later change my mind, will I be able to get a refund or modify my order?
     A. No. Your order cannot be canceled, withdrawn or modified once it has been received by Clay County Savings without the consent of Clay County Savings.

                    ABOUT VOTING "FOR" THE PLAN OF CONVERSION

26.  Q.   Who is eligible to vote at the Special Meeting of Members to be held to consider the Plan of Conversion?
     A. You are eligible to vote at the Special Meeting of Members to be held on _____, 2001 if you were a depositor or borrower of Clay County Savings at the close of business on ______, 2001, and continue as such until the Special Meeting. If you were a member on _______, 2001, you should have received a proxy statement and a proxy card with which to vote.

27.  Q.   How many votes do I have?
     A. Each account holder is entitled to one vote for each $100, or fraction thereof, on deposit in such account(s) as of _______, 2001. Each borrower member is entitled to cast one vote in addition to the number of votes, if any, he or she is entitled to cast as an account holder. No member may cast more than 1,000 votes. These voting criteria are established by law under Clay County Savings' charter.

28.  Q.   If I vote "against" the Plan of Conversion and it is approved, will I be prohibited from buying stock during the Subscription Offering?
     A. No. Voting against the Plan of Conversion in no way restricts you from purchasing CCSB Financial Corp stock.

29.  Q.   Did the Board of Directors of Clay County Savings unanimously adopt the Plan of conversion?
     A. Yes. Clay County Savings' Board of Directors unanimously adopted the Plan of Conversion and recommends that all members vote "FOR" approval of such

          Plan.

30.  Q.   What happens if Clay County Savings does not get enough votes to approve the  Plan of Conversion?
     A. The Conversion would not take place, and Clay County Savings would remain a mutual savings association.

31.  Q.   As a qualifying depositor or borrower of Clay County Savings, am I required to vote?
     A. No. However, failure to return your proxy card or otherwise vote will have the same effect as a vote AGAINST the Plan of Conversion.

32.  Q.   What is a Proxy Card?
     A. A proxy card gives you the ability to vote without attending the Special Meeting in person. If you received more than one informational packet, then you should vote the proxy cards in all packets. Your proxy card(s) is (are) located in the window sleeve of your informational packet(s).

          You may attend the meeting and vote, even if you have returned your proxy card, if you choose to do so. However, if you are unable to attend, you still are represented by proxy. Previously executed proxies, other than those proxies sent pursuant to the Conversion, will not be used to vote for approval of the Plan of Conversion, even if the respective members do not execute another proxy or attend the Special Meeting and vote in person.

33.  Q.   How can I get further information concerning the stock offering?
     A. You may call the Stock Information Center at _____________ for further information or to request a copy of the Prospectus, a stock order form, a proxy statement or a proxy card.

     This is neither an offer to sell nor a solicitation of an offer to buy the stock of CCSB Financial Corp. The offer is made only through the prospectus. There shall be no offer in any state where such offer or solicitation of an offer to buy CCSB Financial Corp stock would be unlawful. The shares of CCSB Financial Corp common stock are not deposits or savings accounts and will not be insured by the FDIC or any other governmental agency.

                              (Trident Letterhead)


                                  May __, 2001


To Members and Friends of Clay County Savings and Loan Association:

     Trident Securities, a member of the National Association of Securities Dealers, Inc., is assisting Clay County Savings and Loan Association("Clay County Savings") in its Conversion from a federally-chartered mutual savings association to a federally-chartered stock savings bank, whereby Clay County Savings will operate as a wholly-owned subsidiary of CCSB Financial Corp ("CCSB Financial Corp").

     At the request of Clay County Savings, we are enclosing materials explaining the subscription offering process and your right to subscribe for shares of common stock of CCSB Financial Corp. Please read the enclosed offering materials carefully before subscribing for stock.

     If you have any questions, please call the Stock Information Center at
_____________.


                                             Sincerely,

                                             TRIDENT SECURITIES


   This is neither an offer to sell nor a solicitation of an offer to buy the stock of CCSB Financial Corp. The offer is made only through the prospectus.
   There shall be no offer in any state where such offer or solicitation of an offer to buy CCSB Financial Corp stock would be unlawful. The shares of CCSB Financial Corp common stock are not deposits or savings accounts and will not be insured by the FDIC or any other governmental agency.

                        (Clay County Savings Letterhead)
                               ____________, 2001

Dear Valued Customer:

     Clay County Savings Federal Savings ("Clay County Savings") is pleased to announce that it has received regulatory approval to proceed with its plan to convert to a federally-chartered stock savings bank. This stock conversion is the most significant event in the history of Clay County Savings in that it allows customers, community members, directors and employees an opportunity to own stock in CCSB Financial Corp ("CCSB Financial Corp"), the proposed holding company for Clay County Savings.

     We want to assure you that the Conversion will not affect the terms, balances, interest rates or existing FDIC insurance coverage deposits at Clay County Savings, or the terms or conditions of any loans to existing borrowers under their individual contract arrangements with Clay County Savings. Let us also assure you that the Conversion will not result in any changes in the management, personnel or the Board of Directors of Clay County Savings.

     As one of our valued members, you have the opportunity to invest in Clay County Savings' future by subscribing for stock in CCSB Financial Corp during the Subscription Offering, without paying a sales commission. If you decide to exercise your rights to subscribe for shares, you must return the properly completed stock order form together with full payment for the subscribed shares to be received by Clay County Savings no later than 12:00 noon. Central Time on __________, 2002.

     The Plan of Conversion will be voted on at a Special Meeting of members to be held on ________, 2002. Your Board of Directors urges you to vote "FOR" Clay County Savings' Plan of Conversion on the enclosed proxy card. A vote in favor of the Plan does not obligate you to subscribe for stock. Please sign and return your proxy card promptly; your vote is important to us.

     We have also enclosed a Prospectus and Proxy Statement that fully describes Clay County Savings, its management, Board of Directors, business and the Plan of Conversion. Please review it carefully before you vote or invest. For your convenience we have established a Stock Information Center. If you have any questions, please call the Stock Information Center collect at _____________.

     We look forward to continuing to provide quality financial services to you.

                                   Sincerely,

                                   John R. Davis
                                   President and CEO

   This is neither an offer to sell nor a solicitation of an offer to buy the stock of CCSB Financial Corp. The offer is made only through the prospectus.
   There shall be no offer in any state where such offer or solicitation of an offer to buy CCSB Financial Corp stock would be unlawful. The shares of CCSB
 Financial Corp common stock are not deposits or savings accounts and will not be insured by the FDIC or any other governmental agency.

                        (Clay County Savings Letterhead)

                               ____________, 2001

Dear Interested Investor:

     Clay County Savings and Loan Association ("Clay County Savings") is pleased to announce that it has received regulatory approval to proceed with its plan to convert to a federally-chartered stock savings bank. This stock conversion is the most significant event in the history of Clay County Savings in that it allows customers, community members, directors and employees an opportunity to own stock in CCSB Financial Corp ("CCSB Financial Corp"), the proposed holding company for Clay County Savings.

     We want to assure you that the Conversion will not affect the terms, balances, interest rates or existing FDIC insurance coverage on Clay County Savings deposits, or the terms or conditions of any loans to existing borrowers under their individual contract arrangements with Clay County Savings. Let us also assure you that the Conversion will not result in any changes in the management, personnel or the Board of Directors of Clay County Savings.

     Enclosed is a Prospectus that fully describes Clay County Savings, its management, Board of Director, business and Plan of Conversion. Please review it carefully before you make an investment decision. If you decide to invest, please return to Clay County Savings a properly completed stock order form together with full payment for shares at your earliest convenience but not later than 12:00 noon Central Time on _______, 2002. For your convenience we have established a Stock Information Center. If you have any questions, please call the Stock Information Center collect at _____________.

     We look forward to continuing to provide quality financial services to you.

                                   Sincerely,


                                   John R. Davis
                                   President and CEO

   This is neither an offer to sell nor a solicitation of an offer to buy the stock of CCSB Financial Corp. The offer is made only through the prospectus.
   There shall be no offer in any state where such offer or solicitation of an offer to buy CCSB Financial Corp stock would be unlawful. The shares of CCSB Financial Corp common stock are not deposits or savings accounts and will not be insured by the FDIC or any other governmental agency.

                        (Clay County Savings Letterhead)

                               ____________, 2001

Dear Friend:

     Clay County Savings and Loan Association ("Clay County Savings") is pleased to announce that it has received regulatory approval to proceed with its plan to convert to a federally-chartered stock savings bank. This stock conversion is the most significant event in the history of Clay County Savings in that it allows customers, community members, directors and employees an opportunity to own stock in CCSB Financial Corp ("CCSB Financial Corp"), the proposed holding company for Clay County Savings.

     We want to assure you that the Conversion will not affect the terms, balances, interest rates or existing FDIC insurance coverage on Clay County Savings deposits, or the terms or conditions of any loans to existing borrowers under their individual contract arrangements with Clay County Savings. Let us also assure you that the Conversion will not result in any changes in the management, personnel or the Board of Directors of Clay County Savings.

     Our records indicate that you were a depositor of Clay County Savings on December 30, 2000 or September 30, 2002, but that you were not a member on October _, 2002. Therefore, under applicable law, you are entitled to subscribe for common stock in CCSB Financial Corp's Subscription Offering. Orders submitted by you and others in the Subscription Offering are contingent upon the current members' approval of the Plan of Conversion at a special meeting of members to be held on ________, 2002 and upon receipt of all required regulatory approvals.

     If you decide to exercise your rights to subscribe for stock, you must return the properly completed stock order form together with full payment for the subscribed shares so that it is received by Clay County Savings not later than 12:00 noon. Central Time on _______, 2002.

     Enclosed is a Prospectus that fully describes Clay County Savings, its management, Board of Directors, business and Plan of Conversion. Please review it carefully before you invest. For your convenience we have established a Stock Information Center. If you have any questions, please call the Stock Information Center collect at _____________.

     We look forward to continuing to provide quality financial services to you.

                                   Sincerely,

                                   John R. Davis
                                   President and CEO

   This is neither an offer to sell nor a solicitation of an offer to buy the stock of CCSB Financial Corp. The offer is made only through the prospectus.
   There shall be no offer in any state where such offer or solicitation of an offer to buy CCSB Financial Corp stock would be unlawful. The shares of CCSB Financial Corp common stock are not deposits or savings accounts and will not be insured by the FDIC or any other governmental agency.

                               VII. Proxy Reminder

A.   Explanation

     A proxy reminder is used when the majority of votes needed to adopt the Plan of Conversion is still outstanding. The proxy reminder is mailed to those "target vote" depositors who have not previously returned their signed proxy.

     The target vote depositors are determined by the conversion agent.

B.   Example

C.   Size

     Proxy reminder is approximately 8 1/2" x 11".

B.   Example

--------------------------------------------------------------------------------

                            P R O X Y  R E M I N D E R

                    Clay County Savings and Loan Association

YOUR VOTE ON OUR STOCK CONVERSION PLAN HAS NOT BEEN RECEIVED. YOUR VOTE IS VERY IMPORTANT, PARTICULARLY SINCE FAILURE TO VOTE IS EQUIVALENT TO VOTING AGAINST THE PLAN OF CONVERSION.

VOTING FOR THE PLAN OF CONVERSION WILL NOT AFFECT THE INSURANCE OF YOUR ACCOUNTS. DEPOSIT ACCOUNTS WILL CONTINUE TO BE FEDERALLY INSURED UP TO THE APPLICABLE LIMITS.

YOU MAY SUBSCRIBE FOR STOCK IF YOU WISH, BUT VOTING DOES NOT OBLIGATE YOU TO BUY STOCK.

PLEASE ACT PROMPTLY! SIGN THE ENCLOSED PROXY CARD AND MAIL, OR DELIVER, THE PROXY CARD TO CLAY COUNTY SAVINGS TODAY.

PLEASE VOTE ALL PROXY CARDS RECEIVED.

WE RECOMMEND THAT YOU VOTE TO APPROVE THE PLAN OF CONVERSION.  THANK YOU.

                    THE BOARD OF DIRECTORS AND MANAGEMENT OF
                    CLAY COUNTY SAVINGS AND LOAN ASSOCIATION

-------------------------------------------------------------------------------

                        IF YOU RECENTLY MAILED THE PROXY,
               PLEASE ACCEPT OUR THANKS AND DISREGARD THIS REQUEST

                   FOR FURTHER INFORMATION CALL _____________.

   This is neither an offer to sell nor a solicitation of an offer to buy the stock of CCSB Financial Corp. The offer is made only through the prospectus.
   There shall be no offer in any state where such offer or solicitation of an offer to buy CCSB Financial Corp stock would be unlawful. The shares of CCSB Financial Corp common stock are not deposits or savings accounts and will not be insured by the FDIC or any other governmental agency.

                     VII. Subscription Rights Special Notice

A.   Explanation

     In an effort to educate depositors and/or borrowers of Clay County Savings about their subscription rights and the possible violation or transfer of subscription rights which could occur, each member and friend will receive a special one-page notice. The notice should be printed on a colored paper and will contain language from the Prospectus that discusses the transfer of subscription rights.

     A.   Example enclosed

                               Subscription Rights


                                 Special Notice


      Any transfer of, or attempt to transfer, a subscription right to any other person is illegal and subject to civil fines and/or penalties and even criminal fines and/or penalties. Clay County Savings and Loan Association intends to prosecute vigorously any transfer of, or attempt to transfer, subscription rights that come to its attention.

If you are contacted by anyone offering to give you money to buy stock in exchange for transferring the stock to them later, share in any way proceeds upon the sale of the stock, or transfer your subscription rights in any other way, please call us immediately at ____________________.